Exhibit 10.S

Distribution Rights Agreement

AGREEMENT (the “Agreement”) dated as of October 16, 2006, by and between FOOD for HEALTH Intl. (hereinafter referred to as “FH”) having its principal offices at 1509 North Technology Way, Orem, UT 84097 and SEYCHELLE ENVIRONMENTAL PRODUCTS INC. (hereinafter referred to as “SEYCHELLE”), having its principal offices at 33012 Calle Perfecto, San Juan Capistrano, CA 92675.

WHEREAS, FH now desires to be designated by SEYCHELLE as a distributor of certain of the water filtration products manufactured and sold by SEYCHELLE under the Aqua Gear brand name which products are described on Exhibit “A” hereto (and are each herein referred to individually as a “PRODUCT” and, collectively, as the “PRODUCTS”), and thereby to have and hold the right to distribute and sell each of the PRODUCTS within THE TERRITORY during the time periods provided herein; and

WHEREAS, SEYCHELLE is willing to designate and empower FH as a distributor of the PRODUCTS in THE TERRITORY on the terms and conditions as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and for other and good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Distribution Rights

A.
SEYCHELLE hereby grants to FH the right to distribute and sell each of the PRODUCTS within THE TERRITORY for a period of ten (10) years. The Agreement may be extended by the mutual consent of both parties.

B.
The Distribution Rights are granted on a non-exclusive basis for a six (6) month period from the date of this Agreement. However, SEYCHELLE agrees to put forth best efforts not to interfere with FH’s sales programs, and will not directly or indirectly call on customers identified in Exhibit “C”.

C.	It is anticipated that bottle sales volume at the end of the six month period will be at a run rate of approximately 100,000 units per month.
D.
At the conclusion of six months, the parties agree to discuss exclusivity for all sales in THE TERRITORY, by product and distribution channel, based upon mutually agreed upon performance requirements. Exclusivity will not be unreasonably withheld by SEYCHELLE.

E.
FH shall have the right to represent itself as a distributor for each of the PRODUCTS within THE TERRITORY in printed communications, public marketing, promotional materials and in any discussions with private parties or governmental agencies.

2. Obligations of FH as Distributor

A.
In consideration of the grant of Distribution Rights made to FH in Section 1., above, FH hereby agrees that it will undertake, at its own reasonable expense and using its best efforts, to open distribution channels for each of the PRODUCTS, set forth in Exhibit “A”, within all applicable major distribution channels including retail, military, and governmental.

B.	FH shall be exclusively responsible for all sales, promotion, advertising, creative and marketing expenses relating to its distribution and sale of the PRODUCTS.

3.  Price of Products to FH

A.
SEYCHELLE hereby agrees to sell to FH, on presentment of written purchase orders therefore, such quantity or quantities of each PRODUCT as FH shall request, in each case at the per unit price for such PRODUCT established by SEYCHELLE covered in Exhibit “B” annexed hereto

B.	FH shall be responsible for all costs of shipping the purchased PRODUCTS from point of manufacture (domestic or international).

C.	The Terms of Sale are set forth in Exhibit “B” annexed hereto.

4. The Territory

THE TERRITORY is the United States and Mexico. Other countries may be added at the mutual consent of both parties

5. Termination of the Agreement

Either party may terminate this Agreement with sixty (60) days written notice to the other. However, both parties agree to be bound by all obligations incurred prior to the termination of the Agreement including any and all payments outstanding.

6. Miscellaneous Provisions.

A. Modification: No modification, waiver or amendment of any term or condition of this Agreement shall be effective unless and until it shall be reduced to writing and signed by both of the parties hereto or their legal representatives.

B. Waiver: Failure by either party at any time to require performance by the other party or to claim a breach of any term of this Agreement will not be construed as a waiver of any right under this Agreement, will not affect any subsequent breach, will not affect the effectiveness of this Agreement or any part thereof, and will not prejudice either party as regards any subsequent action.

C. Severability: If any term or provision of this Agreement should be declared invalid by a court of competent jurisdiction, the remaining terms and provisions of this Agreement shall be unimpaired.

D. Complete Agreement: This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior proposals, negotiations, conversations, discussions and agreements between the parties concerning the subject matter hereof.

E. Assignment: This Agreement may not be assigned, in whole or in part, by either party hereto without prior written consent shall not be unreasonably withheld.

F. Governing Law: This agreement shall be constituted and governed according to the laws of the State of California.

G. Compliance with Laws: The parties hereto represent and agree each for itself that they and their respective employees, agents and subcontractors will comply with all applicable local laws, ordinances, regulations and codes in the performance of their respective services, duties and obligations under this Agreement.

H. Force Majeure: Either party is excused from performance and shall not be liable for any delay in performance or delivery or for non-performance or non-delivery, in whole or in part, caused by the occurrence of any contingency beyond the control of the parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, accident, explosion, flood, storm, acts of God and similar occurrences. Either party may terminate or suspend its obligations under this Agreement if such obligations are prevented by any of the above events to the extent such events are beyond the reasonable control of the party whose reasonable performance is prevented.

I. Counterparts: This Agreement may be executed in counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same.

J. Notices: All notices to be given and payments to be made to FH hereunder shall be sent to FOOD For HEALTH Intl., 1509 North Technology Way, Orem, UT 84097 attention: Mr. Frank Taylor, Director of Operations. All notices to SEYCHELLE, to be made hereunder shall be given or made to SEYCHELLE at 33012 Calle Perfecto, San Juan Capistrano, CA 92675 Attention: Mr. Carl Palmer, President and CEO. All notices shall be sent by registered or certified mail or by a nationally recognized overnight delivery service and shall be deemed to have been given at the time such notice is received.

7. Confidentiality.

A. The information furnished or disclosed by either party to the other in connection with this Agreement and the performance of the respective party’s services, duties and obligations hereunder, may contain or reflect confidential information with respect to the business operations and practices of the parties, any selling properties and/or buying sponsors (“Confidential Information”). Confidential Information furnished by either party to the other shall be used exclusively and only in connection with this Agreement.

B. The parties hereto acknowledge and agree that the unauthorized disclosure of use of any Confidential Information may cause immediate and irreparable injury to the party which has disclosed that Confidential Information to the other party, injury which can not be adequately compensated by monetary damages. Accordingly, each party hereto authorizes the other party to seek any temporary or permanent injunctive relief necessary to prevent such disclosure or use, or threat thereof. Further, each party hereto consent to the jurisdiction of any federal or state court sitting in the State of California for purposes of any suit seeking such injunctive relief, and consents to the service of process therein by certified or registered mail, return receipt requested.

ACCEPTED AND AGREED TO:

FOOD for HEALTH

By: /s/Mark R. McDougal_____        Date: October 16, 2006
                 Mark R. McDougal, Vice President

SEYCHELLE

By: /s/ Carl Palmer__________       Date: October 16, 2006
      Carl Palmer, President and CEO

EXHIBIT “A”

The PRODUCTS covered by this Agreement include, but are not limited to, the following:
 Aqua Gear Brand

-	18oz Portable filter bottle - Sport (regular and special sleeve)
-	18oz Portable filter bottle - Sport (twin pack)
-	24oz Portable filter bottle - Adventurer
-	30oz Portable filter bottle - Explorer
-	30oz portable canteen
-	Pure Water Straw
-	Bottled water cap filter system
-	Hydration backpack
-	Pitcher
-	Pure water pump
-	Redi Chlor chlorine tablets
-	In-line filters
-	All replacement filters

EXHIBIT “B”

FH purchases of PRODUCT from SEYCHELLE will be priced as follows:

3.	Portable Bottles

The 18oz portable Sport bottle for the FH preparedness pack is $5.50 (which includes chlorine tablets). There is no filter replacement.

4.	All Other Seychelle Products

-	18oz Portable filter bottle w/chlorine tablets - Sport - $8.00 ea.or $16.00 twin pack
-	24oz Portable filter bottle - Adventurer - $8.38
-	30oz Portable filter bottle - Explorer - $10.48
-	30oz Portable canteen - $8.38
-	Pure water straw - $6.38
-	Bottled water cap filter system - $4.18
-	Water pitcher - $20.00
-	Pure Water pump - $9.95
-	Hydration backpack, Redi-Chlor tablets, in-line filters and replacement filters - prices to be determined.

Note: Prices are for product only, in bulk quantities. Special packaging requirements are additional.

5.	Terms and Conditions

-	FOB our plant in San Juan Capistrano, CA.
-	Payment in US dollars.
-	Prices subject to change with sixty (60) days written notice.
-	Payment terms: 50% cash down with order - 50% Net 30 days after shipment.
-	Special terms for individual customers can be agreed upon by the mutual consent of both parties as needed.

EXHIBIT “C”

The current and prospective customers of FH that are subject to the non-contact, non-solicit clause contained in this Agreement are:

-	Costco - and all Costco affiliates and entities such as Costco.com, etc.
-	Sams’s Club
-	WalMart
-	B.J.’s
-	Walgreen’s